UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 22, 2023

W&T Offshore, Inc.
(Exact name of registrant as specified in its charter)

1-32414
(Commission File Number)
Texas		72-1121985
(State or Other Jurisdiction of Incorporation)		(IRS Employer Identification No.)

5718 Westheimer Road, Suite 700 Houston, Texas 77057
(Address of Principal Executive Offices)

713.626.8525
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.00001	WTI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2023, W&T Offshore, Inc. (the “Company”) announced the appointment of Sameer Parasnis to the position of Executive Vice President and Chief Financial Officer, effective July 3, 2023. Mr. Parasnis will serve as the Company’s Principal Financial Officer.

Mr. Parasnis, age 49, has 25 years of financial and operational experience, of which 20 have been in banking. He has advised companies in the Oil & Gas and Energy Transition industry on equity capital markets, debt capital markets and strategic M&A. Prior to joining W&T, Mr. Parasnis served as Managing Director of Stifel Financial Corporation’s (“Stifel”) Energy and Natural Resources team in Houston, from August 2016 until May 2019. In July 2019, Mr. Parasnis joined Texas Pacific Land Trust, where he served as Executive Vice President and Chief Commercial Officer until June 2020. In August 2020, Mr. Parasnis rejoined Stifel, serving again as Managing Director of the Energy and Natural Resources team until his departure from Stifel to the Company. Mr. Parasnis started his investment banking career at Credit Suisse, where he worked for eight years (inclusive of four years internationally) on several notable domestic and international deals in the oil and gas industry, including initial public offerings, debt high-yield offerings and spinoffs. Mr. Parasnis began his career as a chemical engineer at Reliance Industries Ltd. in 1996 and subsequently transitioned to finance with Citigroup, following his MBA. Mr. Parasnis is a graduate of the Institute of Chemical Technology in Mumbai, India. He also earned a Master of Business Administration from Southern Methodist University and a Master of Finance from the London Business School.

In connection with Mr. Parasnis’s appointment, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) approved an annual base salary of $450,000 (the “Base Salary”) for Mr. Parasnis. The Compensation Committee also approved target annual cash incentive compensation at 85% of the Base Salary and target long-term incentive compensation at 300% of the Base Salary.

The Company has also entered into its customary Indemnification Agreement (the “Indemnification Agreement”) with Mr. Parasnis, pursuant to which the Company agreed to indemnify Mr. Parasnis to the fullest extent permitted under Texas law against liability that may arise by reason of his service to the Company and to advance his expenses incurred as a result of any proceeding against him to which he could be indemnified. Mr. Parasnis will also participate in the Company’s Change in Control Severance Plan (the “Plan”), which provides for certain severance pay and benefits to Mr. Parasnis if his employment terminates due to a Qualifying Termination of Employment (as defined in the Plan) on or within one year following a Change in Control (as defined in the Plan). The foregoing descriptions of the Indemnification Agreement and the Plan are qualified in their entirety by reference to the full text of the Indemnification Agreement, the form of which is filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed on March 8, 2023, and the description of the Plan provided in Item 5.02 of the Company’s Current Report on Form 8-K filed on April 20, 2023, as applicable, each of which are incorporated herein by reference.

There are no familial relationships between Mr. Parasnis and any director or executive officer of the Company, and there are no transactions with Mr. Parasnis that would be reportable under Item 404(a) of Regulation S-K. Except as described above, there are no arrangements or understandings between Mr. Parasnis and any other persons pursuant to which he was selected as Executive Vice President and Chief Financial Officer.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: June 26, 2023	By:	/s/ Jonathan Curth
	Name:	Jonathan Curth
	Title:	Executive Vice President, General Counsel, & Corporate Secretary